ASSET PURCHASE AGREEMENT




                  FOR THE MAXIMIS/IMIS BUSINESS



                             between



                 TEXAS INSTRUMENTS INCORPORATED





                               and





                     PREMIER SOLUTIONS LTD.





                       September 30, 1994
                        TABLE OF CONTENTS

                            ARTICLE I

                 THE SALE AND PURCHASE OF ASSETS

                                                                     Page

1.01.     Sale and Purchase of MAXIMIS/IMIS Assets              1
(a)  Business SAL Assets                                        2
          (a)  Business SAL Assets                              2
          (b)  MAXIMIS/IMIS Product Software                    2
          (c)  Contracts . .                                    2
          (d)  Capital Assets                                   2
          (e)  Records                                          2
          (f)  Goodwill of Business                             2
          (g)  Intellectual Property                            2
          (h)  Accounts Receivable                              3
          (i)  Other Assets                                     3
1.02.     Excluded Assets                                       3
1.03.     Purchase of Assets                                    4
1.04.     Performance-Based Royalties                           4
1.05.     Assumption of Liabilities by Buyer                    7

                           ARTICLE II

                             CLOSING

2.01.     Closing                                               9
2.02.     Deliveries at Closing                                 9

                           ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLER

3.01.     Existence and Authority of Seller                    10
3.02.     Financial Statements                                 11
3.03.     Compliance with Laws                                 11
3.04.     Compensation                                         12
3.05.     Labor Relations                                      12
3.06.     Employee Benefits                                    13
3.07.     Consents and Approvals; Absence of Violations        13
3.08.     Absence of Changes                                   14
3.09.     Contracts                                            14
3.10.     Ownership and Title to  Tangible Assets
          and Assets Listed on BSAL                            15
3.11.     Intellectual Property and Information                15
3.12.     Litigation                                           15
3.13.     Brokers                                              16
3.14.     Conduct of Business and Compliance                   16
3.15.     Statements and Other Documents Not Misleading        16
3.16.     Seller's Preparations Concerning Representations
          and Warranties                                       17
3.17      Threshold for Claims of Breach                       17

                           ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF BUYER

4.01.     Existence and Authority of Buyer                     17
4.02.     Consents and Approvals; Absence of Violations        17
4.03.     Brokers                                              18
4.04.     Reliance                                             18
4.05      Buyer's Preparations Concerning Representations
          and Warranties                                       19
4.06      Threshold for Claims of Breach                       19

                            ARTICLE V

                       COVENANTS OF SELLER

5.01.     Updates of Financial Statements                      19
5.02.     Personnel                                            19
5.03.     Non-Competition                                      20
5.04.     Buyer's IPO Audit Rights                             20
5.05.     Arrangement Concerning Temporary Occupancy           20

                           ARTICLE VI

                       COVENANTS OF BUYER

6.01.     Personnel                                            21
6.02.     Employee Benefit Plans                               22


                           ARTICLE VII

                      ADDITIONAL COVENANTS

7.01.     BSAL Adjustment Payment                              23
7.02.     Confidentiality                                      23
7.03      Accounts Receivable                                  25

                          ARTICLE VIII

                         INDEMNIFICATION

8.01.     Indemnification by Seller                            26
8.02.     Indemnification by Buyer                             26
8.03.     Limitations on Indemnification                       27
8.04      Notice and Defense Procedures                        27
8.05      Insurance                                            29
8.06      Recourse to Remedies Under Agreement                 29


                           ARTICLE IX

                          MISCELLANEOUS

9.01.     Access to Information                                29
9.02.     Entire Agreement                                     30
9.03      Successors and Assigns                               31
9.04      Counterparts                                         31
9.05      Headings                                             31
9.06      Notice                                               31
9.07      Choice of Law                                        32
9.08      Invalid Provisions                                   32
9.09      Expenses                                             33
9.10      Third Parties                                        33
9.11      Cooperation and Further Assurances                   33
9.12      Publicity                                            33
9.13      Assignment                                           34
9.14      Survivability of Representations and
          Warranties and Covenants                             34
9.15      No Waiver                                            34

DISCLOSURE SCHEDULES

1.01 (a)       BSAL
1.01 (c)       Contracts
1.01 (d)       Capital Assets
1.01 (g)       Intellectual Property
1.01 (h)       Accounts Receivable
1.01 (i)       Other Assets
3.02           Financial Statements
3.03 (a)       Compliance with Laws
3.04           Compensation
3.05           Labor Relations
3.07           Consents and Approvals
3.08           Absence of Changes
3.10           Title to Assets
3.11 (a)       Third Party Intellectual Property
3.11 (b)       Intellectual Property - Claims/Litigation
3.12           Litigation
3.14           Conduct of Business and Compliance
6.01 (e)       Premier's Staff Selection Letter


EXHIBITS:

Exhibit A      Bill of Sale
Exhibit B      Assignment of Contracts
Exhibit C      Services Agreement
Exhibit D      IEF License and Commission Agreement
Exhibit E      Assignment of Trademark (MAXIMIS)
Exhibit F      Consent to Assignments of Allstate, Oracle and HP
Contracts
Exhibit G      Temporary Occupancy Agreement
Exhibit H      Assumption of Liabilities
Exhibit I      Manulife Release
                    ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT, dated as of September 30, 1994 (the "Agreement"), is entered into by and between TEXAS INSTRUMENTS INCORPORATED, a Delaware corporation with its principal offices in Dallas, Texas ("TI" or "Seller"), and Premier Solutions Ltd., a
Pennsylvania corporation with its principal offices in Malvern, Pennsylvania ("Buyer").

          WHEREAS, TI conducts a software services, development and licensing business, focused on certain investment management information system software ("IMIS") and the follow-on product of IMIS known as "MAXIMIS" (such software collectively hereinafter the "MAXIMIS/IMIS Products")(such business and services collectively hereinafter the "Business"); and

          WHEREAS, subject to the terms and conditions contained in this Agreement, TI desires to sell, transfer, and assign to Buyer, and Buyer desires to purchase and acquire from Seller, all of the Purchased Assets and Assumed Liabilities (as such capitalized terms are defined herein) relating exclusively to the Business, as more fully set forth herein; and

          WHEREAS, it is the intent of Seller and Buyer that the Business shall, effective as of the Closing Date (as defined herein), be conducted by Buyer;

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, promises and covenants herein contained, and intending to be legally bound hereby, it is hereby agreed by Seller and Buyer as follows:

                            ARTICLE I

                 THE SALE AND PURCHASE OF ASSETS

          1.01. Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, at the Closing (as defined herein) the following assets and properties, real, personal and mixed, of Seller, wherever located, which assets and properties relate exclusively to the Business (collectively, the "Purchased Assets"):

                    (a) Business SAL Assets. All assets reflected on the Summary of Assets and Liabilities relating exclusively to the Business, dated June 30, 1994, (the "BSAL") which is attached hereto and made a part hereof as Schedule 1.01(a); and

                    (b) MAXIMIS/IMIS Product Software. All of Seller's right, title and interest in and to the IMIS and MAXIMIS Product computer software, including without limitation, all object code, source code and related documentation, as currently developed and under development; and

                    (c) Contracts. To the extent assignable, all of Seller's contracts, equipment leases and other agreements entered in connection with the operation of the Business, identified on Schedule 1.01(c) (collectively, the "Assigned Contracts"); provided that Assigned Contracts shall not include intracompany/intercompany accounts, contracts, commitments, agreements or obligations within or between Seller and its Affiliates (As used herein, "Affiliates" means any and all entities in which Buyer or Seller, as applicable, directly or indirectly, holds a controlling ownership interest.); and Assigned Contracts shall not include any part or portion of any contract of Seller entered into in connection with the Business prior to the Closing which relate to any TI product (such as but not limited to the IEF products) other than the MAXIMIS/IMIS Products; and

                    (d) Capital Assets. All capitalized equipment and computer hardware and other tangible personal property identified in
Schedule 1.01(d); and

                    (e) Records. Originals or duplicate copies of all customer lists and records, supplier lists and records, reports, correspondence, sales and promotional literature (collectively, the "Records"); and

                    (f) Goodwill of Business. All goodwill of the Business as a going concern; and

                    (g) Intellectual Property. All of Seller's right, title and interest in and to all of the following intangible assets of Seller which relate exclusively to, or are used exclusively in connection with, the Business, as may exist: All foreign and domestic patents, patent applications, patent rights, copyrights, copyright applications, inventions, discoveries, technology, know-how, trademarks, trademark applications, service marks, trade names and logos, license rights, algorithms, trade secrets, and claims of infringement against third parties (collectively, the "Intellectual Property and Information") including but not limited to the Intellectual Property and Information more specifically identified in Schedule 1.01(g); and

                    (h) Accounts Receivable. All gross accounts receivable of the Business as of June 30, 1994, as listed on Schedule 1.01(h), excluding, however, all accounts receivable owed from Affiliates of Seller (collectively, the "Accounts Receivable"); and

                    (i) Other Assets. All other assets, if any, other than Excluded Assets (as defined in Section 1.02), used by Seller exclusively in developing, manufacturing, marketing, selling, distributing and servicing the MAXIMIS/IMIS Products, as such other Assets are listed on Schedule 1.01(i).

          1.02. Excluded Assets. Notwithstanding anything to the contrary, the Purchased Assets shall in no event include the following (collectively, the "Excluded Assets"):

                    (a) any asset of Seller other than those relating exclusively to the Business;

                    (b) any of Seller's products or product lines not produced or developed exclusively for use in the Business;

                    (c)  any license of TI software (excluding
MAXIMIS/IMIS Products) other than as provided in the IEF License and Commission Agreement defined in Section 2.02 (iv);

                    (d) any leases for real or personal property shared with other businesses or operations of Seller;

                    (e)  the words and name "Texas Instruments
Incorporated" and "TI", and Seller's monograms, logos, trademarks, trade names, or any variations or combinations thereof, other than the Intellectual Property and Information;

                    (f)  any United States and foreign patents,
trademarks, service marks, trade names, copyrights, technology, know-how, processes, trade secret rights, claims or interests to or in any of the foregoing, other than the Intellectual Property and Information; and

                    (g) cash and cash equivalents, including marketable securities (on hand or in bank accounts).

                    (h)  real property leases relating to the Business.

          1.03. Purchase of Assets. In consideration for the sale, transfer, and assignment by Seller of the Purchased Assets and the agreements of Seller contained herein and in the Collateral Agreements (as defined in Section 2.02 hereof), Buyer shall pay royalties to Seller in accordance with Section 1.04, and Buyer shall assume the Assumed Liabilities in accordance with Section 1.05.

          1.04.     Performance-Based Royalties.

                    (a) In addition to any royalties that may become payable under the Collateral Agreements, Buyer will pay Seller Royalties equal to 50% of the Product Revenues in excess of an aggregate of $3,000,000 collected during the Initial Royalty Period (as such capitalized terms are defined in Section 1.04(c) below).

                    (b) Further in addition to royalties that may become payable under the Collateral Agreements and under Section 1.04(a) hereof, Buyer will pay Seller Royalties equal to 10% of all Product Revenues collected during the Main Royalty Period (as such capitalized terms are defined in Section 1.04(c) below).

                    (c) "Product Revenue" means all revenue (net of discounts and taxes), whether directly or through third parties, of the MAXIMIS/IMIS Products and all Derivative Products from the sale of (i) licenses, and (ii) up to $150,000 of implementation service fees (i.e., installation and consulting service fees) per each license to customers. Also, in the event that Buyer uses any Derivative Products for Buyer's GLOBALPLUSr Software products, then "Product Revenue" shall include the revenues derived therefrom up to but not exceeding the greater of (i) Buyer's then current list price for the incorporated MAXIMIS/IMIS Products or (ii) such price at closing.

                         "Initial Royalty Period" shall mean the period
beginning at Closing and ending on  December 31, 1995.

                         "Main Royalty Period" shall mean the period
beginning on   January 1, 1996 and ending on  December 31, 2002.
"Royalty Period" shall mean the period beginning at Closing and ending on December 31, 2002.

                         " Derivative Product" shall mean a product
prepared by Buyer or by a third party on behalf of Buyer which is based upon, or uses a significant part of, the MAXIMIS/IMIS Products, or any module or component thereof, such as a revision, enhancement, modification, translation, abridgment, condensation, expansion or any other form in which such MAXIMIS/IMIS Products, or module or component thereof, may be recast, transformed or adapted.

                         "Royalties" shall mean all royalties payable
under this Section 1.04.

                    (d) Buyer, not later than thirty calendar days after the last day of each fiscal quarter of Buyer during the Royalty Period, shall pay Seller, by wire transfer of immediately available funds to such account as Seller shall designate to Buyer in writing, an amount equal to the aggregate Royalties owed to Seller as provided herein for the most recent fiscal quarter.

                    (e) Buyer, not later than thirty calendar days after the last day of each fiscal quarter of Buyer during the Royalty Period, shall submit to Seller a written statement of (i) the actual Product Revenue recognized for the most recent fiscal quarter, (ii) the actual Product Revenue collected during the same most recent fiscal quarter, and (iii) the actual Royalty payments made by Buyer to Seller for such fiscal quarter. Seller shall have thirty calendar days after receipt of the report concerning Buyer's final fiscal quarter for each fiscal year to call for an audit as described in Section 1.04(g) below. If Seller fails to call for such an audit within such thirty calendar day period, or if Seller agrees in writing to Buyer's reconciliation, the statements for the four fiscal quarters constituting such fiscal year shall be final, binding and conclusive on, and unappealable by, Seller and Buyer. Notwithstanding the foregoing, if any such audit results in a finding that the Royalty Payment amount identified by Buyer deviates from the amount required to be paid pursuant hereto by more than ten percent, then Seller may audit or re-audit, as the case may be, the computations relating to any preceding fiscal year(s) during the Royalty Period. Any additional amounts determined to be payable by Buyer pursuant hereto shall be paid by Buyer within fifteen calendar days after such determination by wire transfer of immediately available funds to such account as Seller shall designate to Buyer in writing. Seller agrees that Buyer's written statements described herein contain confidential information in connection with Buyer's business and that such statements shall be subject to the confidentiality provisions set forth in Section
7.02 below.

                    (f) By December 31, 1994 Buyer shall meet with Seller to seek approval of Buyer's tracking system for estimating and computing royalty payments, which approval shall not be unreasonably withheld.

                    (g) Seller shall have the right to audit all computations relating to the determination of the amount of Royalties due and payable to Seller pursuant to this Section 1.04, including without limitation any reconciliation pursuant to Section 1.04(e) above. All such computations shall be made in accordance with United States generally accepted accounting principles, consistently applied ("GAAP"). Upon the reasonable request of Seller, and not more than once in any calendar year, Buyer and Buyer's Affiliates shall permit access to their books and records by Seller or an accounting firm selected by Seller, for the sole purpose of verifying and reporting to Seller regarding the calculation of the Royalties payable hereunder. If Seller or its auditors determine that any Royalties are due from Buyer as a result of the audit, then Seller shall notify Buyer in a written report of such determination, including the amount of the underpayment and the basis of Seller's (or its auditor's) calculations. If Buyer disagrees with the results of the audit, Buyer shall notify Seller in writing within 15 days after receipt of the written report, and Buyer and Seller will have up to 30 days thereafter within which to attempt in good faith to resolve the disputed audit report. Failing such resolution, the audit report will be immediately referred for binding resolution to a nationally-recognized firm of certified public accountants mutually acceptable to Seller and Buyer (the "Resolution Auditors") for review within 45 days thereafter. The decision of the Resolution Auditors will be binding on the parties. The fees of the Resolution Auditors shall be allocated between the parties in the same proportion that the aggregate of the disputed items submitted and unsuccessfully disputed by each (as determined by the Resolution Auditors) bears to the aggregate of all disputed items submitted. Information relating to sales prices, customers and other confidential business information of Buyer provided by Buyer to the Seller for audit purposes will be used solely for such purpose and shall be subject to the confidentiality provisions set forth in Section 7.02. Any audit shall be arranged by advance written notice and shall be conducted during normal business hours. Each party shall bear its own expenses in connection with such audits except as otherwise indicated here.

                    (h) Buyer shall have no right to offset against the Royalties it is obligated to pay pursuant to this Agreement any liabilities or other obligations owed to it by Seller.

          1.05.     Assumption of Liabilities by Buyer.

                    (a) Buyer shall assume on the Closing Date, and agrees to pay, perform, or otherwise discharge, as and when the same shall become due and payable, and hold Seller harmless from, the Assumed Liabilities. "Assumed Liabilities" means any debts, obligations, or liabilities (whether known or unknown, direct or indirect, absolute or contingent, matured or unmatured, or otherwise), whether the same currently exist or come to exist in the future, of Seller to the extent arising from or related to the operation of the Business or the use of the Purchased Assets, including, without limitation, all obligations and liabilities of Seller under the Assigned Contracts, any and all amounts required to be paid in respect of sales or similar taxes that may be required to be paid by Buyer or Seller as a result of the transaction contemplated by this Agreement, the liabilities listed on the BSAL and all obligations agreed to be performed or assumed by Buyer.
                    (b) Notwithstanding the foregoing, under this Agreement, "Assumed Liabilities" shall exclude the following:

                         (i) all accounts payable of Seller relating to
the Business on or prior to the Closing Date,

                         (ii) liabilities retained by Seller concerning
employee benefits accrued prior to the Closing Date under Seller's benefit plans, as referenced in Section 3.06 hereof,

                         (iii) all liabilities of every nature and kind
(whether known or unknown, direct or indirect, absolute or contingent, matured or unmatured, or otherwise) to the extent they arise out of the employment relationship between Seller and the MAXIMIS/IMIS Employees (defined in Section 3.06) arising prior to the Closing, including but not limited to any liabilities or claims based upon any law, statute, contract, tort, common law or under any civil rights laws or employment discrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Securities Act, the Federal Age Discrimination in Employment Act, and the Federal Americans with Disabilities Act, except to the extent that any such liabilities arise out of the wrongful acts (or alleged wrongful acts) of Buyer;

                         (iv) all liabilities of every nature and kind
to the extent they arise out of the employment relationship between Seller and the MAXIMIS/IMIS Employees who do not become employees of Buyer, including but not limited to liabilities with respect to contractual or legal obligations of Seller regarding its severance packages and employment contracts with such employees, except to the extent that any such liabilities arise out of the wrongful acts (or alleged wrongful acts) of Buyer;

                         (v) all federal, state and local taxes,
including late payment penalties and interest, with respect to the Business and the MAXIMIS/IMIS Employees prior to the Closing; and

                         (vi) any and all liabilities to the extent
arising out of Seller's businesses other than the Business.

The excluded liabilities listed in Section 1.05(b)(i) to 1.05(b)(vi) are collectively referred to as the "Retained Liabilities"). Seller hereby agrees that it shall remain liable for all Retained Liabilities and shall pay or discharge, as and when the same become due and payable, and hold Buyer harmless from, the Retained Liabilities.

                           ARTICLE II

                             CLOSING

          2.01. Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Seller, 13500 North Central Expressway, Dallas, Texas 75243, at 7:00 p.m. , or in another manner or place as mutually agreed upon, on September 30, 1994. The date on which the Closing occurs is referred to herein as the "Closing Date."

          2.02. Deliveries at Closing. At the Closing, and as a condition of Closing:

               (a) Seller has delivered to Buyer the items described in clauses (i) through (ix) below:

                    (i) the Bill of Sale, executed by Seller, attached hereto as Exhibit A ;

                    (ii) the Assignment of Contracts Agreement attached hereto as Exhibit B, executed by Seller as assignor;

                    (iii)the Services Agreement, executed by Seller, with respect to certain administrative data processing support services, and the provision of certain office space and facilities services to Buyer, attached hereto as Exhibit C;

                    (iv) the IEF License and Commission Agreement, executed by Seller, attached hereto as Exhibit D;

                    (v)  the Assignment of Trademark to Buyer in
recordable form, of the MAXIMIS trademark, executed by Seller as assignor, attached hereto as Exhibit E;

                    (vi) the Consent to Assignment of Contract by Allstate Insurance Company ("Allstate"), Oracle Corporation ("Oracle"), and Hewlett-Packard Company ("HP") , executed by each of Allstate, Oracle and HP and Seller, attached hereto as Exhibit F;

                    (vii) the Temporary Occupancy Agreement, executed by Seller, attached hereto as Exhibit G;

                    (viii) evidence that the party signing on behalf of Seller is authorized to do so, and;

                    (ix) by certified check or by wire transfer to Buyer,
(A) cash in the non-refundable, unencumbered (without any note or equitable conversion rights) amount of $2,000,000; and (B) $375,000, in consideration of the settlement of claims, etc. of The Manufacturers Life Insurance Company ("Manulife") against Seller and/or Business.

               (b) Buyer has delivered to Seller the items described in clauses (i) through (iii) below:

                    (i) the Assumption of Liabilities Agreement pursuant to which Buyer assumes at Closing the Assumed Liabilities, executed by Buyer, attached hereto as Exhibit H;

                    (ii) Exhibits B, C, D, E, and G, executed by Buyer;

                    (iii) evidence that the party signing this Agreement on behalf of Buyer is authorized to do so;

                    (iv) An unconditional release of all claims that Manulife may have or assert against Seller, executed by an authorized person at Manulife (the "Manulife Release) attached hereto as Exhibit I.

               (c) Exhibits A through I shall constitute, collectively, the "Collateral Agreements".

                           ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

          3.01. Existence and Authority of Seller. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and the Collateral Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Collateral Agreements by Seller have been duly and validly authorized by all necessary corporate proceedings on the part of Seller. This Agreement and the Collateral Agreements constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

          3.02.     Financial Statements.

                    (a) Attached as Schedule 3.02 is a copy of unaudited statements of income of the Business for the year ended December 31, 1993 and for the six months ended June 30, 1994 (collectively, the "Operating Statements") and the BSAL. The Operating Statements and the BSAL (together constituting the "Financial Statements"), include only those amounts relating exclusively to the Business. The Financial Statements do not include certain revenues, costs, expenses and liabilities relating indirectly to the Business such as certain administrative expenses, interest income and expenses, and federal and state income taxes, which have not been allocated, charged or assigned by TI to the Business. Except as set forth in the immediately preceding sentence, the Financial Statements (i) present fairly the financial position and results of operations of the Business as of and for the dates and periods presented, and (ii) have been prepared on a consistent basis and in accordance with the books and records of Seller.

                    (b) Except as set forth in Schedule 3.02, the Seller has no debts, obligations, or liabilities of whatever kind or nature (either direct or indirect, absolute or contingent, matured or unmatured, or otherwise) required to be quantified in or otherwise disclosed in a balance sheet (including the footnotes thereto) of the Business prepared in accordance with generally accepted accounting principles as applied by the Seller, except (i) debts, obligations, and liabilities that are fully reflected or quantified in, or reserved against on, the BSAL, or (ii) debts, obligations, and liabilities incurred in the ordinary course of business after the date of the BSAL and consistent with past practice.

          3.03.     Compliance with Laws.

                    (a) Except as set forth on Schedule 3.03(a), Seller, with respect to the Business, is not (i) subject to the terms or provisions of any judgment, decree, order, writ or injunction, or (ii) to Seller's knowledge, in violation of any terms or provisions of any statute, law, rule, ordinance, or regulation (collectively, "Laws") of any state, commonwealth, nation, territory, possession, county, parish, municipality, or other political subdivision or of any department, commission, board, bureau, agency, court, tribunal, or other instrumentality of the foregoing, including, but not limited to Laws pertaining to the environment, anti-competitive practices, discrimination, employment and health and safety.

                    (b) Seller possesses all licenses, franchises, permits, and other governmental authorizations (collectively, "Authorizations") which are necessary to the conduct of the Business in the manner in which, and in the jurisdictions and places where, Seller conducts the Business. To Seller's knowledge, Seller is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in the Authorizations.

          3.04. Compensation. Schedule 3.04 hereto sets forth the name and position of each person employed by Seller as of the date hereof in the Business, the current wage or salary and incentive awards for each person and the amount of vacation accrued but not taken for each person.
Schedule 3.04 also sets forth (i) a list of all written employment agreements between Seller and the employees of the Business, and, separately, summarizes the "time-based Bonus" and "Earning Protection" compensation packages with respect to Jim Smith, Rick Bodson and Bob Nicholson, and (ii) a list of all written consulting agreements relating to the Business. Since June 30, 1994, except as referenced on Schedule 3.04, Seller has not (i) granted or become obligated to grant any increases in compensation of, (ii) paid or become obligated to pay any bonus to, (iii) made or become obligated to make any similar payment to, or (iv) granted or become obligated to grant any additional benefit to any person employed in the Business.

          3.05. Labor Relations. Except as disclosed on Schedule 3.05, there are no labor controversies, disputes, strikes, lock-outs, work slow-downs, or work stoppages pending or, to Seller's knowledge, threatened between Seller and any of the MAXIMIS/IMIS Employees (as defined in Section 3.06 below). No labor union or other representative has been designated or selected as the representative of the MAXIMIS/IMIS Employees of Seller who work in the Business in accordance with the National Labor Relations Act or other applicable Law, no collective bargaining agreement is in effect or is currently being negotiated with respect to the Business and, to Seller's knowledge, no union organizing activities are currently taking place with respect to the Business.

          3.06. Employee Benefits. Except for liabilities for benefits, bonuses, costs or expenses agreed to be assumed or provided by Buyer herein with respect to those employees of Seller employed in the Business as of the Closing Date (the "MAXIMIS/IMIS Employees") who agree at Buyer's request to become employees of Buyer, Buyer will have no liabilities for benefits, costs or expenses accrued prior to the Closing Date under Seller's welfare, pension, deferred compensation, bonus, stock option, employee stock purchase, or other employee benefit plans, policies or procedures or any written or oral representations made by Seller promising or guaranteeing the continuation of employee benefits.

          3.07.     Consents and Approvals; Absence of Violations.

                    (a) Except as disclosed in Schedule 3.07, no notification, authorization, consent or approval of, or notice to, any governmental or regulatory authority or other third party is required to be obtained or given or waiting period required to expire as a condition to Seller's execution of this Agreement and the performance of its obligations hereunder.

                    (b) Except as disclosed on Schedule 3.07, neither Seller's execution and delivery of this Agreement or of the Collateral Agreements, nor Seller's performance of its obligations hereunder or thereunder, (i) will, to Seller's knowledge, violate any provision of, or result in the acceleration of, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both), any obligation under, or permit any person to terminate, modify or cancel the rights of Seller or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any Purchased Assets under any provision of any mortgage, lien, agreement, license or other obligation to which Seller is a party, or by which Seller is bound, or to which Seller's assets are subject, which in any such case would have an adverse effect on the business, operations, or financial condition of the Business taken as a whole, (ii) will violate any provision of the certificate of incorporation or by-laws of Seller, or
(iii) will violate any provisions of laws or any judgment, order, or decree of any court or governmental agency to which Seller is subject.

               3.08.     Absence of Changes.  Except as disclosed in
Schedule 3.08, since June 30, 1994, there has not been:

                         (a)  any  adverse change in the Business taken
as a whole or in the Purchased Assets as a whole;

                         (b)  any sale, lease, transfer, pledge,
encumbrance, or assignment of any Purchased Assets, tangible or intangible, or any damage, destruction or loss, whether or not covered by insurance, or any other event or condition which has had or would have an adverse affect on the Business taken as a whole or any of the Purchased Assets as a whole; or

                         (c)  any entry into any agreement, commitment or
transaction by Seller with respect to the Business except agreements, commitments or transactions disclosed to Buyer and entered into in the ordinary course of business or as contemplated herein; or

                         (d)  any change in the insurance customarily
maintained by Seller for the Business;

          3.09. Contracts. Schedule 1.01(c) includes each material written agreement, arrangement, commitment or other instrument relating exclusively to the Business to which Seller is a party or by which Seller or the Purchased Assets may be bound or affected, and as listed and described in Schedule 1.01(c), to Seller's knowledge, there are no other material written or oral agreements, arrangements, or commitments relating exclusively to the Business and the Purchased Assets. Each of such agreements, arrangements, commitments, and other instruments is valid, legal, binding on the respective parties thereto; and, except as set forth in Schedule 1.01(c), no defenses, offsets, or counterclaims thereto have been asserted, nor has Seller waived any substantial rights thereunder. Each of the Assigned Contracts with a customer of the Business which is designated by Seller as "inactive" on Schedule 1.01(c) is either inactive or has been terminated, and to Seller's knowledge, there are no maintenance, support or further licensing obligations with respect thereto.

          3.10. Ownership and Title to Tangible Assets and Assets Listed on BSAL. Except as set forth on Schedule 3.10, Seller has, and shall convey to Buyer at Closing, good and marketable title to, and sole and exclusive ownership interest in, the assets listed on the BSAL, computer hardware and other tangible personal property currently used exclusively for the Business and the other tangible Purchased Assets as a whole, free and clear of all liens, pledges, mortgages, charges, options or other rights to acquire the same, security interest, adverse claims, or other encumbrances of a similar nature.

          3.11. Intellectual Property and Information. Schedule 3.11(a) contains a list of all material agreements relating to technology, know-how, processes, trade secret rights, or other proprietary rights which the Seller is licensed or authorized to use by others and which are used exclusively in the Business. To Seller's knowledge, all of the licenses and other agreements referred to on such Schedule are in full force and effect; to Seller's knowledge, there have not been, and there currently are not, any material defaults thereunder by any party, and no event has occurred which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a material default thereunder; and except as disclosed on such Schedule hereto, to Seller's knowledge, the validity, continuation, and effectiveness of all such licenses and other agreements and the current terms thereof will in no way be affected by the transactions contemplated by this Agreement.

With respect to all of the Intellectual Property and Information, except as disclosed on Schedule 3.11(b), no litigation has been commenced and Seller has not received notice of any threatened claims or litigation by any person contesting the right of Seller to use, or the validity of the Intellectual Property and Information, or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof. To Seller's knowledge, use of the Intellectual Property and Information by Seller does not infringe on the rights of any person or violate any license or other agreement applicable thereto.

          3.12. Litigation. Except as listed on Schedule 3.12, there are no claims, actions, suits, proceedings or investigations pending or, to Seller's knowledge, threatened, of or before any court, arbitrator or governmental authority, against or involving the Business or the Purchased Assets, or challenging the transactions contemplated by this Agreement or the Collateral Agreements, and Seller knows of no basis for any such litigation, arbitration, investigation or proceeding. Seller is not a party to or subject to the provisions of any judgement, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which affects the Business or the Purchased Assets or their operation.

          3.13. Brokers. Buyer shall not be responsible, directly or indirectly, for the payment, if any, of any broker's, finder's, or similar fee or other commission in connection with this Agreement or the transactions contemplated hereby, based on any understanding with Seller or any action taken by Seller.

          3.14.     Conduct of Business and Compliance.
Since August 30, 1994, Seller has:

               (a) conducted the Business in the ordinary course, consistent generally with its past practice as described by Seller to Buyer;

               (b) except as otherwise noted in Schedule 3.14(b), not made any capital expenditures or incurred any obligations or liabilities, absolute or contingent, with respect to the Business and the Purchased Assets except with Buyer's prior consent.

               (c) maintained the salary levels of all MAXIMIS/IMIS Employees as such existed on August 30, 1994.

          3.15. Statements and Other Documents Not Misleading. Neither this Agreement, including all Schedules, nor any other financial statement, document or other instrument furnished by Seller to Buyer prior to or at the Closing in connection with the transactions contemplated hereby contains any untrue statement of any material fact or omits any material fact required to be stated in order to make such statement, document or other instrument in the circumstances in which they are made, not misleading. There is no fact known to Seller which may materially adversely affect the assets, liabilities, business, operations or conditions (financial or otherwise) of the Business or the Purchased Assets which has not been set forth in this Agreement, the schedules attached hereto or the other documents furnished to Buyer on or prior to the date hereof in connection with the transactions contemplated hereby.

          3.16. Seller's Preparations Concerning Representations and Warranties. Seller has exercised reasonable diligence in identifying persons who could knowledgeably attest to the matters represented and warranted herein, and in inquiring with such people as to such matters. Representations and warranties made to Seller's knowledge, like those made without this qualification, incorporate the results of such efforts. Further, in the course of its investigation, Seller has obtained no knowledge of any facts that would make Buyer's representations and warranties inaccurate or misleading.

          3.17. Threshold for Claims of Breach. Notwithstanding anything herein to the contrary, Seller shall only be considered to be in breach of any of its representations and warranties hereunder, or subject to the indemnification provisions of Section 8.01(a), to the extent that the loss, liability, damage, costs and obligations actually incurred by Buyer as a result of each occurrence exceeds $50,000.

                           ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows:

          4.01. Existence and Authority of Buyer. Buyer is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full corporate power and authority to enter into this Agreement and the Collateral Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer have been duly and validly authorized by all necessary corporate proceedings on the part of Buyer. This Agreement and the Collateral Agreements constitute the legal, valid, and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

          4.02.     Consents and Approvals; Absence of Violations.

                    (a) Except as disclosed in Schedule 4.02(a), no notification, authorization, consent or approval of, or notice to, any governmental or regulatory authority or other third party is required to be obtained or given or waiting period required to expire as a condition to Buyer's execution of this Agreement and the performance of its obligations hereunder.

                    (b) Except as set forth in Schedule 4.02(b), Buyer's execution and delivery of this Agreement and the Collateral Agreements, and the performance of its obligations hereunder and thereunder, will not
(i) to Buyer's knowledge, violate any provision of, or result in the acceleration of, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both), any obligation under, or permit any person to terminate, modify or cancel the rights of Buyer under, any provision of any mortgage, lien, agreement, license or other obligation to which Buyer is a party, or by which Buyer is bound, or to which Buyer's assets are subject, which in any such case would have an adverse effect on the Buyer or its properties (ii) violate any provision of the charter or by-laws of Buyer, or (iii) violate any provisions of laws or any judgment, order, or decree of any court or governmental agency to which Buyer is subject.

          4.03. Brokers. No broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with the Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection herewith based on any agreement or understanding with Buyer or any action taken by Buyer.

          4.04. Reliance. Buyer has conducted an independent inquiry of the Purchased Assets and of officers, employees and agents of Seller concerning the Purchased Assets. Buyer has relied on the results of such inquiry and the representations and warranties of Seller contained in
Article III, including the Schedules relating thereto. The representations and warranties of Seller contained in Article III constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with this Agreement and the transactions contemplated hereby, and Buyer acknowledges that all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against Seller. THE SELLER DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT AS TO THE MAXIMIS/IMIS ASSETS, OR ANY OF THEM, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

          4.05 Buyer's Preparations Concerning Representations and Warranties. Buyer has exercised reasonable diligence in identifying persons who could knowledgeably attest to the matters represented and warranted herein, and in inquiring with such people as to such matters. Representations and warranties made to Buyer's knowledge, like those made without this qualification, incorporate the results of such efforts. Further, in the course of its investigation, Buyer has obtained no knowledge of any facts that would make Seller's representations and warranties inaccurate or misleading.

          4.06 Threshold for Claims of Breach. Notwithstanding anything herein to the contrary, Buyer shall only be considered to be in breach of any of its representations and warranties hereunder, or subject to the indemnification provisions of Section 8.02(a), to the extent that the loss, liability, damage, costs and obligations actually incurred by Seller as a result of each occurrence exceeds $50,000.


                            ARTICLE V

                       COVENANTS OF SELLER

          5.01. Updates of Financial Statements. Within fifteen working days after the Closing, Seller will deliver to Buyer the following items: (i) unaudited statements of income of the Business, covering the period from June 30, 1994 to the Closing, and (ii) summary of assets and liabilities relating exclusively to the Business, as of the Closing.

          5.02.     Personnel.

                    (a) Seller shall provide severance benefits, if any, as it considers appropriate, for MAXIMIS/IMIS Employees who reject Buyer's employment offers, and to whom such offers are not required to be extended pursuant to Section 6.01 (a).

                    (b) For a period of two years following the Closing, Seller will not, without the prior written consent of Buyer, specifically solicit, recruit, offer or accept for employment in any capacity, on a full-time or part-time basis, or retain as a consultant, any MAXIMIS/IMIS Employee who accepts employment with Buyer, unless such person is involuntarily discharged by Buyer. This will not restrict Seller from engaging in general recruiting activities.

          5.03. Non-Competition. Seller will not market products in competition with the MAXIMIS/IMIS Products directly or indirectly during the Royalty Period. The foregoing shall not restrict Seller from (i) selling IEF products or services regardless of their applications, or
(ii) working with and supporting providers of software services, development and licensing who compete with the Business.

          5.04. Buyer's IPO Rights. In the event the Buyer desires to offer its equity securities for public sale, pursuant to an initial public offering ("IPO") and must prepare and file a registration statement on Form S-1 or another applicable form to register such securities under the Securities Act of 1933, as amended, and the prospectus included therein ("Registration Statement"), with the Securities and Exchange Commission, and such Registration Statement must contain financial and other business information regarding the Business prior to the Closing, then TI agrees that upon written notice from Buyer it shall provide reasonable access to such financial and other business information, with respect to the Business prior to the Closing, to Buyer and to an accounting firm retained by Buyer for that purpose. Further, Seller agrees that it will retain such financial and other business information with respect to the Business for a period of three (3) years after the Closing. Buyer shall bear all costs of any such effort, and shall hold Seller harmless from any claims or liability with respect to the use of information provided by Seller under this Section 5.04.

          5.05. Arrangement Concerning Temporary Occupancy. In the event Seller chooses to terminate the license of Buyer under the Temporary Occupancy Agreement before the Expiration Date (as defined therein) for reasons other than force majeure or instigation by the landlord, Seller will assist Buyer in locating and moving to comparable office space until the Expiration Date, and will provide such alternate space to Buyer free of charge.


                           ARTICLE VI

                       COVENANTS OF BUYER

          6.01.     Personnel.

                    (a) Buyer shall employ no fewer than 65% of the MAXIMIS/IMIS Employees as of Closing.

                    (b) In the event that, within six months after the Closing, (i) Buyer terminates a MAXIMIS/IMIS Employee without cause or
(ii) a MAXIMIS/IMIS Employee terminates his employment by Buyer for good reason, then Buyer shall provide to such employee the following benefits and shall hold harmless and indemnify Seller from any liabilities arising from such termination: severance pay and other benefits in amounts not less than would be provided under Sellers' plans and policies in effect immediately prior to the Closing Date, or, if greater, in amounts provided for under applicable law (including, without limitation, the Worker Adjustment and Retraining Notification Act) or under employment contracts in effect immediately prior to the Closing Date. For purposes of this Agreement, (i) "cause" shall be deemed to be conduct by the MAXIMIS/IMIS Employee constituting gross negligence, willful misconduct or fraud, in the determination made in good faith by the Board of Directors of Buyer; and (ii) "good reason" shall be deemed to be (A) the proposed relocation of a MAXIMIS/IMIS Employee by Buyer to a Buyer location at least thirty-five miles from the location of the Business at which such employee is presently employed, for more than six months or
(B) any reason which, under applicable laws, existing employment contracts or collective bargaining agreements would give the employee the right to terminate his or her employment or to receive severance pay, termination indemnities or other compensation. After such six month period shall have elapsed, Buyer shall provide its normal severance benefits for the MAXIMIS/IMIS Employees.

                    (c) Buyer will provide the "Time-based Bonus" and "Earnings Protection" for employee Rick Bodson as referenced in Schedule
3.04 above.

                    (d) For a period of two years following the Closing, Buyer will not, without the prior written consent of Seller, specifically solicit, recruit, offer or accept for employment in any capacity, on a full-time or part-time basis, or retain as a consultant, any other employee of Seller other than a MAXIMIS/IMIS Employee, (including any MAXIMIS/IMIS Employee who shall have been retained by TI after Closing) unless such person is involuntarily discharged by Seller. This will not restrict Buyer from engaging in general recruiting activities.

                    (e) Except as otherwise provided in Schedule 6.01(e), in the event Buyer, within six months after Closing, hires any MAXIMIS/IMIS Employee whom Buyer had not sought to hire before Closing, and to whom Seller shall have paid severance and/or related benefits, Buyer shall pay Seller an amount equal to half of such severance and/or related benefits.

          6.02. Employee Benefit Plans. Buyer shall provide MAXIMIS/IMIS Employees which it employs within three months after Closing the normal benefits package it provides to its other employees. Buyer shall investigate the implementation of a gain-sharing or accomplishment-based merit bonus program for employees with maximum payout of approximately 15% annualized pay, said program being implemented in part to offset the loss of Seller's pension, profit sharing and 401K match plans existing immediately before Closing. MAXIMIS/IMIS Employees shall not be subject to pre-existing condition exclusions and shall be credited with service credit for all purposes under such plans, including but not limited to vacation and sick days, equal to the service credit they have under TI benefit plans. Such Buyer Plans will meet all applicable requirements of the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, state laws and applicable laws of the jurisdiction where the plans are maintained. Seller and Seller's pension, profit sharing, 401(k) and welfare plans and other benefit plans and programs shall have no obligations to transfer any assets representing accrued benefits or entitlements of such MAXIMIS/IMIS Employees to any plans maintained or created by Buyer. Such MAXIMIS/IMIS Employees shall be treated under all benefit plans and programs of Seller as having terminated their employment with Seller and its subsidiaries and affiliates as of date preceding the Closing Date (except for such Employees who are, in accordance with Seller's normal policies, eligible for a bridge to retirement, which Employees may be placed on leave of absence) and all accrued benefits and entitlements of such MAXIMIS/IMIS Employees under Seller's benefit plans and programs shall be paid or otherwise discharged in accordance with the provisions of the plans, subject to applicable law.


                           ARTICLE VII

                      ADDITIONAL COVENANTS

          7.01. BSAL Adjustment Payment. Within fifteen working days after the Closing, Buyer will pay to Seller, or Seller to Buyer, as the case may be, by certified check or by wire transfer, the BSAL Adjustment Payment, as described below.

     The gross Accounts Receivable balance as of June 30, 1994 minus $292,000 (80% of The Manufacturer's Life Insurance Company gross accounts receivable at June 30, 1994); minus the amount of Accounts Receivable collected by Seller from June 30, 1994 to Closing, if any, plus the amount of gross Accounts Receivable increase from June 30, 1994 to Closing, if any, equals Accounts Receivable Ending Adjusted Balance.

     The BSAL Adjustment Payment shall be calculated as follows: The Accounts Receivable Ending Adjusted Balance, minus the Accrued Contractor Costs as of Closing; minus US $387,000 (the 6/30/94 Accounts Receivable Balance (US $447K) minus the 6/30/94 Accrued Contractor Costs balance (US $60K)). If the BSAL Adjustment Payment is positive, then the Buyer will pay the Seller this amount. If the BSAL Adjustment Payment is negative, the Seller will pay the Buyer the absolute value of this amount.

          7.02. Confidentiality. The receiving party ("Recipient") shall take reasonable steps not to disclose any Confidential Information (as defined below) to any other party, or to use the Confidential Information for any purpose other than fulfillment of the transactions contemplated by this Agreement, for a period of five (5) years after receipt of such Confidential Information. Recipient shall use the same degree of care to avoid disclosure or use of the Confidential Information as Recipient employs with respect to its own proprietary information of like importance. Disclosure shall be limited to Recipient's employees, officers, directors, agents, and authorized representatives including accountants and attorneys, who have a "need to know" the Confidential Information and have agreed with Recipient to protect the Confidential Information in accordance with this Section 7.02. Confidential Information shall include,but not be limited to, (i) items identified in this Agreement and in the Collateral Agreements, as subject to confidentiality, and (ii) information concerning the terms of the sale to Buyer of the Business, the pricing and royalty arrangements contemplated thereby and specific financial information referenced in Section 5.04, except to the extent and only to the extent required in connection with an IPO by Buyer as described in Section 5.04.

Information shall also be considered "Confidential Information" if it has been marked as proprietary, or confidential or otherwise has been explicitly designated as subject to the confidentiality requirements of this Section 7.02. The specific Confidential Information shall be subject to the requirements of this Section 7.02 for a period of five (5) years after such specific Confidential Information shall have been received by Recipient.

Information shall not be deemed Confidential Information, and Recipient shall have no confidentiality obligation with respect to any information, which Recipient can show:

                    (a) is previously known to Recipient without obligation of confidence, or without breach of this Agreement;

                    (b) is publicly disclosed through no wrongful act of Recipient;

                    (c)  is received from a third party without
obligation of confidentiality and without breach of this Section;

                    (d) is independently developed by Recipient without the use of such Confidential Information; or

                    (e) is required to be disclosed by the Recipient pursuant to an order of any court or like entity, or in connection with an IPO of Buyer; provided that the Recipient shall provide the disclosing party ("Owner") with prompt notice of such request or order, including copies of subpoenas or orders requesting such Confidential Information, cooperate reasonably with the Owner in resisting the disclosure of such Confidential Information via a protective order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Owner has had a reasonable opportunity to resist such disclosure, unless the Recipient is ordered otherwise.

                    (f) is approved for release by written authorization of the Owner.

Nothing contained in this Section 7.02 shall be construed as granting or conferring any rights by license or otherwise, expressly, impliedly, or otherwise, for any product, invention, discovery, or improvement made, conceived, or acquired prior to or after the date of this Agreement.

Owner understands that Recipient may currently or in the future be developing information internally, or receiving information from other parties, that may be similar to Owner's information. Accordingly, nothing in this Agreement shall be construed as a representation or inference that Recipient will not independently develop products, for itself or for others, that compete with the products or systems contemplated by Owner's information.

Recipient agrees that, in the event Owner is required to bring an action to enforce the provisions of this Agreement, the damages to Owner for improper disclosure of the Proprietary Information are irreparable, and Owner is entitled to equitable relief, including an injunction and a preliminary injunction, in addition to other relief.

          7.03. Accounts Receivable. If, by December 31, 1994, despite its exercise of reasonable and consistent good faith collection efforts, Buyer fails to collect at least fifty percent of all accounts receivable listed on Schedule 1.01(h) other than that relating to Manulife (such percentages being the "Guaranteed Amounts"), then Buyer
shall have the option to so advise Seller.   In such event, Buyer shall
provide Seller the opportunity for thirty days to verify the status of such accounts receivable. Thereupon, Seller will pay to Buyer, in cash, an amount equal to the difference between amounts theretofore collected against such receivables, respectively, and the respective Guaranteed Amounts. Buyer will remit to Seller any additional amounts it receives in respect of such receivables to the extent such additional amounts, together with amounts paid by Seller, exceed 100% of the respective accounts receivable. No accounts receivable arising after June 30, 1994 shall be subject to this paragraph.

                          ARTICLE VIII

                         INDEMNIFICATION

          8.01. Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer from and against:

                    (a) any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof) with respect to third parties which Buyer may suffer or incur, insofar as such losses, liabilities, damages, costs, or obligations (or actions or claims in respect thereof) are caused by the breach of any representation or warranty of Seller set forth in this Agreement or in Collateral Agreements;

                    (b) any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof) which Buyer may suffer or incur, insofar as such losses, liabilities, damages, costs, or obligations (or actions or claims in respect thereof) are caused by the breach of any covenant or agreement of Seller contained in this Agreement, including the Collateral Agreements;

                    (c)  any and all Retained Liabilities; and

                    (d) any and all legal fees, costs and other expenses reasonably incurred by Buyer or any of its officers, directors, or controlling persons in connection with investigating, defending, or prosecuting any of the matters referred to in paragraph (a), (b), or (c) above (or actions or claims in respect thereof) whether or not resulting in any loss, liability, damage, cost, or obligation.

          8.02. Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller from and against:

                    (a) any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof) which Seller may suffer or incur, insofar as such losses, liabilities, damages, costs or obligations (or actions or claims in respect thereof) are caused by the breach of any representation or warranty of Buyer set forth in the Agreement;

                    (b) any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof) which Seller may suffer or incur, insofar as such losses, liabilities, damages, costs, or obligations (or actions or claims in respect thereof) are caused by
the breach of any covenant or agreement of Buyer contained in   this
Agreement, including the Collateral Agreements;

                    (c) any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof), with respect to third parties, which Seller may suffer or incur, insofar as such losses, liabilities, damages, costs, or obligations (or actions or claims in respect thereof) are caused by the acts or omissions in Buyer's conduct of the Business from and after the Closing Date;

                    (d)  any and all Assumed Liabilities; and

                    (e) any and all legal fees, costs and other expenses reasonably incurred by Seller or any of its officers, directors, or controlling persons in connection with investigating, defending, or prosecuting any of the matters referred to in paragraph (a), (b), (c), or
(d) above (or actions or claims in respect thereof) whether or not resulting in any loss, liability, damage, cost, or obligation.

          8.03 Limitations on Indemnification.

                    (a) The maximum aggregate amount of indemnification which may be required of Seller under Section 8.01(a) or of Buyer under
Section 8.02(a) shall not exceed one million dollars.

                    (b) Except as otherwise provided in this Agreement, the right to indemnification for a failure of a representation or warranty sought under Sections 8.01(a) and 8.02(a) shall apply only to those claims for indemnification notice of which is given to the Indemnifying Party (as hereinafter defined) within one year of the Closing Date.

          8.04.     Notice and Defense Procedures.

                    (a) Whenever any claim shall arise or any proceeding shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Article VIII, such person (the "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Party") thereof in writing, including, when known, the facts constituting the basis for such claim or proceeding and the amount or an estimate of the amount of the indemnified liability arising therefrom. In addition, each party hereto hereby agrees to provide to the other party written notification and copies of communication from third parties received or made by such parties relating to any matter subject to any indemnification hereunder. Except as provided in Section 8.03(c), the failure by an Indemnified Party to timely furnish to the Indemnifying Party any notice or copy required to be furnished under this Section 8.04(a) shall not relieve the Indemnifying Party from any responsibility for the matters relating to such notice or copy, unless such failure adversely prejudices the ability of the Indemnifying Party to defend such matter.

                    (b) In connection with any claim giving rise to indemnity hereunder arising out of any claim or legal proceeding brought by any person who is not an Indemnified Party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, elect to assume the defense of any such claim or legal proceeding. If the Indemnifying Party has so elected to assume the defense of any such claim or legal proceeding, such defense shall be conducted by counsel chosen by the Indemnifying Party, provided that such counsel is reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party has elected to assume the defense of any claim or legal proceeding as provided herein, the Indemnified Party shall not be entitled to indemnification as to fees and expenses of any counsel retained by the Indemnified Party after the time at which the Indemnifying Party has so elected. The Indemnified Party shall not settle or compromise any indemnified liability without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. In the event that the Indemnifying Party shall so assume such defense, it shall not compromise or settle any such claim, action, or suit unless (i) the Indemnified Party gives its prior written consent, which shall not be unreasonably withheld, or (ii) the terms of the compromise or settlement of such claim, action, or suit provide that the Indemnified Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnified Party, and the compromise or settlement discharges all rights against the Indemnified Party with respect to such claim, action, or suit.

                    (c) If the Indemnifying Party does not assume control of the defense of such claims as provided in the Section 8.04(b), or if the Indemnifying Party's counsel for such defense is not reasonably satisfactory to the Indemnified Party and the Indemnifying Party is notified thereof, the Indemnified Party shall have the right to defend such claim in any manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party in accordance with this Section
8.04.  The reimbursement of fees, costs and expenses required by this
Article VIII shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

          8.05. Insurance. The amount of any liability for which an Indemnified Party shall be entitled to indemnification shall be reduced by the amount of insurance or other third party proceeds, if any, actually received by the Indemnified Party in respect of such liability, and such amount of insurance proceeds shall not be included in any calculation of the maximum aggregate amount of indemnification as set forth in Section 8.03(a).

          8.06. Recourse to Remedies Under Agreement. Except for any breach of the provisions of this Article VIII Seller and Buyer agree that the rights and remedies of Seller and Buyer with respect to failures of representations or warranties or breaches of covenants under this Agreement are limited to those rights and remedies expressly provided in this Article VIII; provided nothing herein shall prevent any party hereto from seeking remedies of specific performance, injunctive relief or other equitable remedies, if appropriate.


                           ARTICLE IX

                          MISCELLANEOUS

          9.01.     Access to Information.

                    (a) Upon reasonable notice stating any reasonable purpose, including but not limited to obtaining information relevant to tax returns, third party claims, litigation involving the requesting party or as otherwise required for the conduct of Buyer's or Seller's business, each party shall, but only to the extent necessary to satisfy the requesting party's stated purpose, (i) give to the other and its authorized representatives reasonable access, during regular business hours, following the Closing, to any and all of the contracts, books, records and data of or relating to the Business or the Purchased Assets, and (ii) shall cause to be furnished promptly to the other party from time to time all information in its possession relating to the Business or the Purchased Assets as may be reasonably requested, all subject to the prior receipt by the requested party of the required consents of third parties (including employees with respect to personnel records), if applicable, and further subject to the execution and delivery by the requesting party and its representatives of confidentiality agreements.

                    (b) Buyer and Seller agree that they will keep the records described in (a) for a period of three years after the Closing Date, or for any longer period as may be required by any governmental agency. In the event either Buyer or Seller wishes to destroy such records after that time, it shall first give ninety days' prior written notice to the other party and the other party shall have the right at its option to take possession of such records provided that it does so no later than sixty days after the end of such ninety-day period. Notwithstanding the foregoing, Seller shall not be required to retain copies of records it has provided to Buyer.

                    (c) Seller agrees that any information obtained by it pursuant to paragraphs (a) and (b) of this Section 9.01 shall be held in confidence, subject to the provisions of Section 7.02.

          9.02.     Entire Agreement, Schedules and Exhibits.

                    (a) Entire Agreement. This Agreement, including the Collateral Agreements and the schedules and exhibits attached hereto, contains the entire understanding of the parties relating to the subject matter hereof. This Agreement supersedes all prior or contemporaneous agreements and understandings relating to the subject matter hereof.
This Agreement may not be amended, modified, changed, released or terminated in any manner except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized officers or representatives.

                    (b) Schedules and Exhibits. The schedules and exhibits to this Agreement shall be construed with and as integral parts of this Agreement to the same extent as if they were set forth verbatim herein.

          9.03. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

          9.04. Counterparts. This Agreement and the Exhibits hereto may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

          9.05. Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          9.06. Notice. Any notice, request, instruction, other communications or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, telecopied during normal business hours or sent by recognized overnight delivery service, and shall be deemed given when so delivered personally, telecopied (with appropriate confirmation of receipt) or received, as follows:

                    If to Buyer, to:

                         Premier Solutions Ltd.
                         333 Technology Drive
                         Malvern, Pennsylvania  19355
                         Attention: J.A. Mossman, President
                         Telecopier:(610) 251-6501

                    with a copy to:

                         General Counsel
                         Safeguard Scientifics, Inc.
                         800 The Safeguard Bldg.
                         435 Devon Park Drive
                         Wayne, PA  19087
                         Telecopier:(610) 293-0601


                    and if to Seller, to:

                         Texas Instruments Incorporated
                         Corporate Development
                         7839 Churchill Way
                         P.O. Box 650311, M/S 3995
                         Dallas, Texas 75265
                         Attention:  Charles D. Tobin
                         Telecopier: (214) 917-3804

                    with copies to:

                         Texas Instruments Incorporated
                         Legal Department
                         P. O. Box 655474, M/S 241
                         Dallas, Texas 75265
                         Attention:  Richard J. Agnich, Esq. and
                                     Richard L. Thurston, Esq.
                         Telecopier: (214) 955-3511

or at such other address or addressee for a party as shall be specified by like notice.

               9.07. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws.

               9.08. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

               9.09. Expenses. Each of the parties hereto shall bear its expenses separately incurred in connection with this Agreement and with the performance of its obligations hereunder. Any sales, use or transfer taxes or other taxes levied due or payable by reason of the sale of the Purchased Assets contemplated hereby shall be paid by Buyer.

               9.10. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their respective successors or assigns, any rights or remedies under or by reason of this Agreement.

               9.11. Cooperation and Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, it is understood that to the extent technology, knowhow, algorithms, trade secrets and information concerning claims of infringement against third parties, may be knowledge in the minds of the MAXIMIS/IMIS Employees. It is understood that Seller shall not be required to take any additional steps to obtain access to or other rights to any such knowhow, etc. that is or was in the possession of such MAXIMIS/IMIS Employees.

               9.12. Publicity. Any general notices, releases, statements or communications to employees, suppliers, distributors or customers of Seller or to the general public or the press relating to this Agreement and the transactions contemplated hereby shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and Seller; provided, however, that the parties hereto shall be entitled to issue such press releases and to make such public statements as are, in the opinion of its legal counsel, required by applicable law.

               9.13. Assignment. Neither this Agreement nor any of the parties' rights hereunder shall be assignable to any other person without the prior written consent of the other party hereto which shall not be unreasonably withheld. Any assignment in violation of this
Section 9.13 shall be null and void and of no force and effect. In no event shall any assignment by Buyer or Seller modify or amend any of the obligations of Buyer or Seller under any provision of this Agreement or the Collateral Agreements, and any assignee of Buyer or Seller shall agree in writing to perform the obligations of the assigning party as set forth in this Agreement or the Collateral Agreements.

               9.14. Survivability of Representations and Warranties and Covenants. Subject to Section 8.03(b), the representations and warranties and covenants contained in this Agreement shall survive following the Closing Date.

               9.15. No Waiver. The failure of a party to insist upon strict adherence to any term of, or to enforce any of the provisions of, this Agreement on any occasion shall not be considered or construed to be a waiver of any such term or provision, nor deprive that party of the right thereafter to enforce or to insist on adherence thereto. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                              SELLER:

                              TEXAS INSTRUMENTS INCORPORATED


                              By:________________________________
                                   Name: William F. Hayes
                                   Title:Executive Vice President


                              BUYER:

                              PREMIER SOLUTIONS LTD.


                              By:_______________________________
                                   Name:________________________
                                   Title:_______________________